Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated effective as of May 27, 2025 (the “Effective Date”), is made by and between ER Development International, Inc. (“ERDI”), an indirect subsidiary of QVC Group, Inc. (“QVCG”), QVC, Inc. (“QVC”), an indirect subsidiary of QVCG (QVCG, together with ERDI and QVC, collectively and each of them individually, the “Company”), and Gregory B. Maffei (the “Executive”).

RECITALS

A.             The Company has determined that it is in the best interests of the Company and its stockholders that QVCG and ERDI employ the Executive on the terms and conditions provided in this Agreement.

B.            The Company wishes to assure itself of the services of the Executive for the period hereinafter provided, and the Executive is willing to be employed by QVCG and ERDI for said period, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive agree as follows:

1.            Definitions.

(a)            “Board” means the Board of Directors of QVCG.

(b)            “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized to be closed.

(c)            “Cause” means: (i) the Executive’s willful failure to follow the lawful instructions of the Board (other than due to Disability); (ii) the commission by the Executive of any fraud, misappropriation or misconduct; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere (or a similar plea) to, a felony or any crime involving more turpitude, fraud or dishonesty; or (iv) the Executive’s failure to comply in any material respect with this Agreement, any other written agreement between the Executive, on the one hand, and QVCG or any Subsidiary, on the other, or any material policy of QVCG or any of its Subsidiaries of general applicability to its executive officers or employees. Notwithstanding anything contained herein to the contrary, the Executive’s employment may not be terminated for Cause pursuant to clause (i), (ii) or (iv) above unless (A) if such act(s) or failure(s) to act is reasonably curable by the Executive, the Company provides the Executive with written notice specifying the particular act(s) or failure(s) to act serving as the basis for Cause; (B) if such act(s) or failure(s) to act are not reasonably curable by the Executive, or if a notice is provided by the Company pursuant to clause (A) and the act(s) or failure(s) to act are not cured by the Executive within ten days after such notice, the decision to terminate the Executive’s employment for Cause is made by a majority of the Board at a Board meeting where the Executive and his counsel had an opportunity to be heard on at least ten days’ prior written notice (which notice period may coincide with any applicable cure period); and (C) the Company provides the Executive with written notice of the Board’s decision to terminate the Executive’s employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was legal, proper, and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)            “Close of Business” means, on any day, 5:00 p.m., New York, New York time.

(e)            “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Compensation Committee” means the compensation committee of the Board.

(g)            “Disabled” or “Disability” means the Executive’s inability to substantially perform his duties to the Company due to physical or mental impairment for six consecutive months and, within 30 days after a notice of termination is given to the Executive, the Executive continues to be unable to substantially perform his duties to the Company due to physical or mental impairment. Notwithstanding the foregoing, the Executive will not be considered Disabled unless the Executive is also “disabled,” as such term is defined under Section 409A(a)(2)(C) of the Code.

(h)            “Good Reason” means the occurrence of any of the following events:

(i)            the failure of QVCG or ERDI, as the case may be, to appoint the Executive to, or to permit him to remain in, the position set forth in Section 3.1, or a breach by QVCG or ERDI, as the case may be, of its obligation pursuant to Section 3.2 to provide that the Executive will continue to serve on the Executive Committee or similar committee (if any) of the Board for so long as he serves on the Board during the Employment Period, in each case if that failure is not cured within 10 days after written notice from the Executive;

(ii)            the assignment by QVCG to the Executive of duties materially inconsistent with his status as the Executive Chairman of QVCG or of a similarly-situated company, or any material diminution in the Executive’s title or authority as Executive Chairman of QVCG, in any case, if that inconsistency or diminution is not cured within 10 days after written notice from the Executive; provided, in each case, that QVCG’s president and chief executive officer reporting jointly to the Board and to the Executive, the Board providing oversight, direction and guidance to QVCG’s president and chief executive officer, and similar Board involvement shall not constitute Good Reason pursuant to this clause (ii);

(iii)            a reduction by the Company of the Executive’s Base Salary;

2

(iv)            the Company’s failure to provide any compensation required to be provided to the Executive pursuant to this Agreement and continuation of that failure for 10 days after written notice from the Executive;

(v)            any purported termination by the Company of the Executive’s employment for Cause which is not substantially effected pursuant to the procedures described in Section 1(c); and/or

(vi)            a failure of the Company to have any successor to the Company assume in writing the Company’s obligations under the Agreement, if not cured within 10 days after written notice from the Executive.

Notwithstanding the foregoing, Good Reason will not be deemed to exist unless the Executive gives the Company notice within 120 days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.

(i)            “Separation” means the Executive’s “separation from service” from QVCG, as defined in Treasury Regulation Section 1.409A-1(h).

(j)            “Standard Entitlements” has the meaning specified in Section 5.1.

(k)            “Subsidiary” means a direct or indirect subsidiary of QVCG.

2.            Employment Period. The Executive will be co-employed by each of QVCG and ERDI, and the Executive accepts such employment, for the period beginning on January 1, 2025 and, unless earlier terminated pursuant to Section 5, ending at the Close of Business on December 31, 2025; provided that on December 31, 2025 such period of employment shall be automatically extended for one additional year (to end at the Close of Business on December 31, 2026, and still subject to earlier termination pursuant to Section 5) on the same terms and conditions, unless either party gives notice of non-renewal at least 30 days prior to December 31, 2025 or the Executive’s employment with the Company ends on or before December 31, 2025 (such applicable period of employment, the “Employment Period”). While the Employment Period is retroactive to January 1, 2025, the Executive’s actual first day of employment with the Company (including for onboarding and benefit plan purposes) is the Effective Date.

3.            Title, Position and Duties.

3.1            Title and Reporting. During the Employment Period, the Executive will serve as the Executive Chairman of QVCG, and he will report solely and directly to the Board.

3.2            Board Position. The Executive will continue to serve as a member of the Board immediately following the Effective Date and, so long as there is an Executive Committee (or similar committee) of the Board, will continue to serve on such committee during the Employment Period for so long as the Executive serves on the Board. Upon termination of the Executive’s employment by the Company for any reason or voluntarily by the Executive for any reason, the Executive hereby irrevocably resigns from the Board and agrees to promptly provide any further written confirmation that the Company may reasonably request to confirm such resignation.

3

3.3            Duties. In his capacity as Executive Chairman of QVCG, the Executive will perform such duties during the Employment Period as are consistent with his title and position as Executive Chairman of QVCG and of a similarly-situated company. No other employee of QVCG will have authority or responsibilities that are equal to or greater than those of the Executive; provided that QVCG’s president and chief executive officer may report jointly to the Board and to the Executive (in his position as Executive Chairman). Notwithstanding the foregoing, the Executive will not be required to perform any duties or responsibilities which would be likely to result in non-compliance with, or a violation of, any applicable law or regulation.

3.4            Time and Effort. The Executive agrees to devote sufficient time to his duties to the Company, and that he will perform such duties in good faith and to the best of his abilities. During the Employment Period, the Executive will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, the term “person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. For purposes of this Agreement, “Competing Business” means a person anywhere in the continental United States and elsewhere in the world where QVCG or any of its Subsidiaries engages in business that competes with QVCG or any of its Subsidiaries in any business in which any of them is engaged. Nothing in this Section 3.4, however, herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

4.            Salary, Bonus and Expenses.

4.1            Salary. During the Employment Period, the Executive will be paid a base salary at the total rate of $1,000,000 per annum (the “Base Salary”), payable (by either QVCG or ERDI, or as they may allocate such total amount between them) in accordance with its or their standard payroll schedule; provided however, that any such Base Salary for the period of time from January 1, 2025 through the Effective Date shall (a) be paid in a single lump sum promptly after the Effective Date, and (b) shall be reduced by the amount of non-employee director compensation previously paid to the Executive for his service on the Board during 2025 ($67,287.50). For clarity, the Executive agrees that he is not entitled to any additional compensation for his service on the Board.

4.2            Discretionary Bonus. In addition, for calendar year 2025 (and 2026 if the Employment Period is extended into 2026), the Executive will be considered for a bonus if the Executive remains employed with the Company through year-end. Whether the Executive will be awarded any such bonus and the amount of the bonus, if any, will be determined by the Compensation Committee in its sole discretion. Any such bonus will be paid (by either QVCG or ERDI, as they may be determine or as they may allocate between them) prior to March 15 of the following calendar year.

4

4.3            Paid Time Off. Following the Effective Date and for the balance of the Employment Period, the Executive will be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company provided generally to other senior executives of the Company; provided that the Executive shall accrue no vacation time.

4.4            Business Expenses. The Company will promptly pay or reimburse the Executive for: (a) reasonable expenses incurred in connection with the Executive’s employment in accordance with the Company’s standard policies and practices as in effect from time to time; (b) the reasonable monthly lease costs for the Executive to maintain, during the Employment Period, an office selected by the Executive in the Denver, Colorado area; and (c) up to $15,000 of legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement. The Executive agrees to promptly provide the Company with reasonable and customary documentation of any such expenses. In addition, following the Effective Date and for the balance of the Employment Period, the Company will provide the Executive with an executive assistant selected by the Executive in the Denver, Colorado area. In connection with the foregoing, the Company will provide the Executive with a computer, telephone, cellular and other appropriate office equipment and technology support consistent with his position and that are provided by the Company to other senior executives.

4.5            Code Section 409A Timing of Reimbursements. All reimbursements under this Agreement, including without limitation Section 4.4, will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred (or as may be later provided in Section 9.6). Additionally, reimbursements or in-kind benefits made or provided to the Executive during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year and no such reimbursements or in-kind benefits will be subject to liquidation or exchange for another benefit.

4.6            Other Benefits, Incentives, Awards, Perquisites. Following the Effective Date and for the balance of the Employment Period, the Executive shall be eligible to participate in ERDI’s benefit plans offered to ERDI’s salaried employees generally, which shall be comparable to the benefit plans provided to QVCG’s salaried employees generally, subject to the terms and conditions of such plans as in effect from time to time. ERDI reserves the right to amend and terminate its benefit plans from time to time. However, the Executive will not be entitled to receive any equity or equity-based award, or other incentive-based compensation. Following the Effective Date and during the balance of the Employment Period, the Executive will be entitled to any standard perquisites provided by ERDI to its salaried employees generally. The Executive’s Indemnification Agreement with QVCG, dated March 6, 2019 (the “Indemnification Agreement”), continues in accordance with its terms and, should QVCG amend its general form of indemnification agreement with directors and executive officers during the Employment Period, a similar amendment will be made available by QVCG to the Executive and, as to his service to QVCG during the Employment Period, the Executive shall be provided with directors and officers liability insurance coverages on a basis consistent with the coverage provided by QVCG to its other directors and executive officers serving during such period of time (together, the “Indemnification Rights”).

5

5.            Termination of Employment.

5.1            Termination Due to Death. In the event of the Executive’s death, the Executive’s estate or his legal representative, as the case may be, will receive:

(i)              a lump sum payment equal to any of the Executive’s Base Salary earned but unpaid as of the date of Separation;

(ii)             a lump sum payment of any of the Executive’s unpaid expense reimbursement;

(iii)            any of the Executive’s vested and unpaid benefits under any Company benefit plan (to be paid at the time provided in the applicable plan, and not subject to the payment timing provisions of this Agreement);

(iv)            any discretionary bonus due to the Executive pursuant to Section 4.2 with respect to a calendar year that ended before the date of Separation (to the extent not previously paid, and any such bonus to be paid at the time provided in Section 4.2); and

(v)             the Indemnification Rights (together with the amounts specified in clauses (i), (ii), (iii) and (iv) of this Section 5.1, the “Standard Entitlements”).

5.2            Termination Due to the Executive’s Disability. Upon 30 days’ prior written notice to the Executive, the Company may terminate the Executive’s employment due to Disability. If such event occurs, the Executive or his legal representative, as the case may be, will receive the Standard Entitlements.

5.3            Termination by the Company Without Cause or by the Executive for Good Reason. Upon 30 days’ prior written notice to the Executive, the Company may terminate the Executive’s employment without Cause. Upon 30 days’ prior written notice to the Company, the Executive may terminate his employment with the Company for Good Reason. If either such event occurs, the Executive will receive, subject to Section 5.6:

(i)            the Standard Entitlements; and

(ii)            if such Separation occurs during the Employment Period, a severance payment equal to the amount of Executive’s Base Salary that the Executive would have earned during the remainder of the Employment Period (after the date on which the Separation occurs) had it not been so terminated, which amount will be paid in equal monthly installments over the remaining portion of the Employment Period had it not been so terminated.

6

5.4            Termination For Cause. Subject to the provisions of Section 1(c), the Company may terminate the Executive’s employment for Cause. In such event, the Executive will receive the Standard Entitlements.

5.5            Termination Without Good Reason. Upon 30 days’ prior written notice to the Company, the Executive will have the right to terminate his employment without Good Reason or any reason at all. If such event occurs, the Executive will receive the Standard Entitlements.

5.6            Payment Provisions; Release.

(a)            Except to the extent payments owed under Section 5.1 through 5.5 inclusive are required by law to be made earlier (or an alternative timing is specifically prescribed in the applicable section) and other than the amounts specified in clauses (iii), (iv) and (v) of Section 5.1, subject to Section 5.8, the payments to be made pursuant thereto will be made (or commence, in the case of installment payments), on the date that is the sixtieth (60th) day after the date of the Executive’s Separation, or, if that day is not a Business Day, on the next succeeding Business Day, subject to Section 5.6(b).

(b)            On or following the Executive’s Separation, in consideration of the payments to be made to the Executive pursuant to Section 5.3 (other than the Standard Entitlements, which are payable regardless of whether the Executive signs a release) and, subject to this Section 5.6(b), the Executive and the Company each agree to give a release of the other party in a form to be mutually agreed. The releases described above must become irrevocable within 60 days after termination; provided, however, that in the event the parties cannot timely agree on the form of release: (i) the parties agree to submit the matter to binding arbitration consistent with Section 9.11 no later than the date 60 days after termination and to execute (without revoking) the final form of release determined pursuant to such binding arbitration, and (ii) the Company agrees to pay any cash severance payments otherwise due to Executive into escrow bearing interest for the benefit of Executive on the date otherwise due to be paid pursuant to the provisions of this Agreement. For purposes of any arbitration commenced under Section 9.11 pursuant to this Section 5.6(b), the parties agree to expedite the arbitration such that any dispute will be resolved within 90 days of submission and to refrain from filing any claims of any nature against the other party during the pendency of such arbitration (other than to enforce their respective rights to expedite such arbitration).

5.7            Expiration of Employment Period. For the avoidance of doubt, the voluntary or involuntary termination of the Executive’s employment at or after the Close of Business on the last date of the Employment Period for any reason does not constitute a Separation “during the Employment Period” for purposes of any benefits to be paid to the Executive pursuant to any of Section 5.1, Section 5.2, Section 5.3, Section 5.4 or Section 5.5 and, in such circumstances, the Executive will be entitled to only the Standard Entitlements and (to the extent not previously paid) any bonus determined by the Compensation Committee to be paid to the Executive pursuant to Section 4.2. Standard Entitlements will be paid without duplication (i.e., if Executive’s employment terminates in circumstances under which the Executive is entitled to the Standard Entitlements pursuant to more than one provisions of this Agreement, there shall be only one payment of the Standard Entitlements).

7

5.8            Specified Employee. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under any provision of Section 5 by reason of his Separation other than as a result of his death, (ii) the Executive is a “specified employee” with respect to the Company within the meaning of Section 409A of the Code for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit were to commence within six months after a termination of the Executive’s employment, then such payment or benefit required under Section 5 will instead be paid as provided in this Section 5.8. Each severance payment contemplated under this Section 5 will be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Such payments or benefits which would have otherwise been required to be made over such six month period will be paid, without interest, to the Executive in one lump sum payment or otherwise provided to the Executive on the first Business Day that is six months and one day after the termination of the Executive’s employment. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth above. For purposes of this Agreement, all references to “Separation,” “termination of employment” and other similar language will be deemed to refer to the Executive’s “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.

5.9            Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which QVCG or any Subsidiary may have against the Executive. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

5.10.         No Other Severance. The Executive shall not be entitled to participate in, and shall not receive benefits under, any severance plan, policy or arrangement of the Company.

6.            Confidential Information. The Executive will not, during or after the Employment Period, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person or other third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive’s rights against QVCG or its Subsidiaries or to defend himself against any allegations). The Executive will also proffer to the Company, no later than the effective date of any termination of the Executive’s engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of QVCG or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of QVCG or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any of his obligations under this Section).

8

Nothing in this Agreement, however, limits the Executive’s rights to discuss the terms, wages, and working conditions of the Executive’s employment, as protected by applicable law, or prevents the Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws. Furthermore, nothing in this Agreement limits the Executive’s right, where applicable, to file, or participate in, an investigative proceeding of any federal (including, without limitation, the Securities and Exchange Commission), state, or local governmental agency or from discussing or disclosing information about unlawful acts in the workplace (such as harassment or discrimination or any other conduct that such Party has reason to believe is unlawful).

Pursuant to the Defend Trade Secrets Act of 2016, the Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Company will not retaliate against the Executive in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against the Executive because of such disclosure, the Executive may disclose the relevant trade secret to the Executive’s attorney and may use the trade secret in the proceeding if (i) the Executive files any document containing the trade secret under seal, and (ii) the Executive does not otherwise disclose the trade secret except pursuant to court or arbitral order.

If the Executive is in breach of any of the provisions of this Section 6 or if any such breach is threatened by the Executive, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 6. The Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, the Executive will not use as a defense thereto that there is an adequate remedy at law.

7.            Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Executive, the Company, the Executive’s and the Company’s respective successors and assigns and the Executive’s estate, heirs and legal representatives (as applicable). The Company will require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9

8.            Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:	QVC Group, Inc. ER Development International, Inc. 1200 Wilson Drive West Chester, PA 19380 Attention: Legal Department
With a copy to the Company’s counsel at:	C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, CA 94111
To the Executive:	at the address listed in the Company’s personnel records

With a copy to the Executive’s counsel at:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119 Attention: Michael E. Lubowitz

9.            General Provisions.

9.1            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.2            Entire Agreement. Effective January 1, 2025, this Agreement contains the entire agreement between the parties concerning the Executive’s employment by and services to the Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation (i) the Executive Employment Agreement dated December 13, 2019 between the Executive and Liberty Media Corporation and (ii) any non-binding term sheets addressing potential provisions of this Agreement. The Executive’s Indemnification Agreement is outside of the scope of the foregoing integration provision and shall continue in effect in accordance with its terms. All rights of the Executive with respect to any outstanding equity awards of QVCG or its affiliates shall also continue in effect in accordance with their terms.

10

9.3            No Strict Construction; Headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

9.4            Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of electronic signature or facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

9.5            Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, applied without reference to principles of conflict of laws.

9.6            Compliance with Section 409A. To the extent that the provisions of Section 409A of the Code or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent.

9.7            Amendment and Waiver. The provisions of this Agreement may be amended only by a writing signed by each of QVCG, ERDI, QVC, and the Executive. No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.

9.8            Withholding. All payments to the Executive or under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

9.9            Business Days. If the giving of any notice or the taking of any other action under this Agreement is required to be taken on a day that is not a Business Day, the time for performance of such action shall be extended until the next succeeding Business Day.

9.10          Survival. This Agreement will survive a Separation or the expiration of the Employment Period and will remain in full force and effect after such Separation or expiration, but only to the extent that obligations existing as of the date of Separation or expiration have not been fully performed or by their nature would be intended to survive a Separation or expiration, including that the provisions of Sections 6, 7, 8 and 9 will continue in effect in accordance with their terms. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Executive continues to be employed by the Company following the last day of the Employment Period such employment will be on an “at will” basis unless and until a new employment agreement is entered into.

11

9.11          Arbitration. Except as provided in Section 6, any controversy, claim or dispute arising out of or in any way relating to this Agreement, the Executive’s employment with, or termination of employment from, the Company (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both the Executive and the Company acknowledge that they are relinquishing their right to a jury trial. The Executive and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to this Agreement, the Executive’s employment with or service to, or termination of employment or service from, the Company.

(a)            The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 Business Days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and the Executive as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

(b)            If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by the Company. Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

[The remainder of this page is left intentionally blank.]

12

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement to be effective as provided in this Agreement.

ER Development International, Inc.

By:	/s/ Eve DelSoldo
Name:	Eve DelSoldo
Title:	Executive Vice President and Secretary
Date:	May 27, 2025

QVC, Inc.

By:	/s/ Eve DelSoldo
Name:	Eve DelSoldo
Title:	Executive Vice President, General Counsel and Secretary
Date:	May 27, 2025

QVC GROUP, Inc.

By:	/s/ Eve DelSoldo
Name:	Eve DelSoldo
Title:	Executive Vice President and General Counsel
Date:	May 27, 2025

EXECUTIVE:

/s/ Gregory B. Maffei
Gregory B. Maffei
Date:	May 27, 2025

13